Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 18, 2019
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS RECORD 3rd QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2019, consolidated net income was $3,231,000, or $0.40 per diluted share (EPS), compared to $2,963,000, or $0.37 EPS for the prior quarter and $3,165,000, or $0.39 EPS for the same period of 2018. Consolidated net income for the nine months ended September 30, 2019 totaled $9,298,000, or $1.15 EPS, representing an increase of $740,000 or 8.6%, compared to $8,558,000, or $1.06 EPS for the nine months ended September 30, 2018.

The earnings increase compared to prior periods was primarily driven by net interest income expansion corresponding to loan growth. Net interest income increased to $10,445,000 for the three months ended September 30, 2019, compared to $10,128,000 for the prior quarter and $9,944,000 for the same period of 2018. The net interest margin for the three months ended September 30, 2019 was 4.18%, compared to 4.23% for the prior quarter, and 3.97% for the same period of 2018. Despite the increase to net interest income and average loans, the net interest margin retracted in the third quarter compared to the prior quarter due to an increase in cash balances compounded by a decrease in yields due to the two FOMC rate cuts thus far during 2019.

Non-interest income for the three months ended September 30, 2019 totaled $1,275,000, compared to $1,242,000 during the prior quarter, and $1,137,000 for the same period of 2018. The increase compared to these prior periods is primarily due to service charges and transaction-based fee income from our expanding core deposit base.

Non-interest expense for the three months ended September 30, 2019 totaled $7,157,000, compared to $7,310,000 during the prior quarter, and $6,820,000 for the same period of 2018. The decrease compared to the prior period is due to various operating expense reductions and a reduction in the provision for losses of undisbursed loan commitments. The increase compared to the same period of last year corresponds to staffing increases and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.10 billion as of September 30, 2019, an increase of $32.8 million from June 30, 2019 and $25.3 million over September 30, 2018. Gross loans were $732.3 million as of September 30, 2019, an increase of $14.2 million over June 30, 2019, and $69.1 million over September 30, 2018. The Company’s total deposits were $978.0 million as of September 30, 2019, an increase of $28.9 million over June 30, 2019, and $3.6 million over September 30, 2018.

“Loan production and core deposit growth continue to deliver solid results. Despite recent quarter over quarter pressure on net interest margin, we have driven profitability through increased loan volume and by fostering strong relationships with many of the finest businesses and business owners in the communities we serve,” stated Chris Courtney, President and CEO.  “Our team remains focused on creating a second-to-none service experience.” Courtney concluded.

“While we’ve begun to experience industry-wide pressure on loan and investment yield, we have been able to overcome the impact by growing the loan portfolio and keeping a watchful eye on the bank’s cost of funds. Heading into the fourth quarter, we have a positive outlook on our loan pipeline and anticipate that loan production will partially moderate yield compression.” stated Rick McCarty, Senior EVP, Chief Operating Officer.

Non-performing assets as of September 30, 2019 were $1,200,000, or 0.11% of total assets, compared to $906,000, or 0.08% of total assets, as of June 30, 2019, and $663,000, or 0.09%, at September 30, 2018. The increase during the third quarter was a result of two consumer residential loans that were placed on non-accrual status. The allowance for loan losses to gross loans was 1.23% at September 30, 2019, compared to 1.22% at June 30, 2019 and 1.23% at September 30, 2018. The Company recorded provision for loan losses of $240,000 during the third quarter of 2019 which was commensurate with growth of the loan portfolio, as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains strong.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2019	2019	2019	2018	2018

Net interest income	$10,445	$10,128	$10,111	$10,179	$9,944
Provision for loan losses	240	95	-	555	-
Non-interest income	1,275	1,242	1,275	1,232	1,137
Non-interest expense	7,157	7,310	7,233	6,921	6,820
Net income before income taxes	4,323	3,965	4,153	3,935	4,261
Provision for income taxes	1,092	1,002	1,049	956	1,096
Net income	$3,231	$2,963	$3,104	$2,979	$3,165

Earnings per common share - basic	$0.40	$0.37	$0.38	$0.37	$0.39
Earnings per common share - diluted	$0.40	$0.37	$0.38	$0.37	$0.39
Dividends paid per common share	$0.135	$-	$0.135	$-	$0.130
Return on average common equity	11.86%	11.39%	12.54%	12.16%	13.21%
Return on average assets	1.18%	1.13%	1.17%	1.08%	1.17%
Net interest margin (1)	4.18%	4.23%	4.16%	3.96%	3.97%
Efficiency ratio (2)	59.67%	62.27%	62.20%	58.78%	59.50%

Capital - Period End
Book value per common share	$13.31	$12.98	$12.45	$12.09	$11.67

Credit Quality - Period End
Nonperforming assets/ total assets	0.11%	0.08%	0.09%	0.08%	0.09%
Loan loss reserve/ gross loans	1.23%	1.22%	1.23%	1.22%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$1,101,132	$1,068,310	$1,059,130	$1,094,887	$1,075,805
Gross loans	732,334	718,158	707,408	711,902	663,195
Nonperforming assets	1,200	906	967	920	920
Allowance for loan losses	9,005	8,770	8,677	8,685	8,135
Deposits	977,993	949,090	938,743	986,495	974,424
Common equity	109,320	106,583	102,218	99,038	95,666

Non-Financial Data
Full-time equivalent staff	182	184	180	178	176
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,210,637	8,208,853	8,209,750	8,194,805	8,194,255
Period average - basic	8,105,294	8,102,807	8,093,106	8,086,748	8,083,927
Period average - diluted	8,120,096	8,117,192	8,102,411	8,097,161	8,104,252

Market Ratios
Stock Price	$16.77	$19.55	$17.64	$18.30	$19.65
Price/Earnings	10.60	13.33	11.34	12.52	12.65
Price/Book	1.26	1.51	1.42	1.51	1.68

	NINE MONTHS ENDED SEPTEMBER 30,
($ in thousands, except per share)	2019	2018

Net interest income	$30,684	$28,388
Provision for loan losses	335	-
Non-interest income	3,792	3,480
Non-interest expense	21,700	20,457
Net income before income taxes	12,441	11,411
Provision for income taxes	3,143	2,853
Net income	$9,298	$8,558

Earnings per common share - basic	$1.15	$1.06
Earnings per common share - diluted	$1.15	$1.06
Dividends paid per common share	$0.270	$0.26
Return on average common equity	11.92%	12.29%
Return on average assets	1.16%	1.08%
Net interest margin (1)	4.19%	3.87%
Efficiency ratio (2)	61.36%	62.30%

Capital - Period End
Book value per common share	$13.31	$11.67

Credit Quality - Period End
Nonperforming assets/ total assets	0.11%	0.09%
Loan loss reserve/ gross loans	1.23%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$1,101,132	$1,075,805
Gross loans	732,334	663,195
Nonperforming assets	1,200	920
Allowance for loan losses	9,005	8,135
Deposits	977,993	974,424
Common equity	109,320	95,666

Non-Financial Data
Full-time equivalent staff	182	176
Number of banking offices	17	17

Common Shares outstanding
Period end	8,210,637	8,194,255
Period average - basic	8,100,447	8,079,707
Period average - diluted	8,113,298	8,101,087

Market Ratios
Stock Price	$16.77	$19.65
Price/Earnings	10.93	13.88
Price/Book	1.26	1.68

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%. A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.